The Lipper Funds, Inc.
June 25, 2001
Page 1


                [Letterhead of Venable, Baetjer and Howard, LLP]




                                                     June 25, 2001



The Lipper Funds, Inc.
101 Park Avenue
New York, NY  10178

     Re:  The Lipper Funds, Inc. - Lipper Merger Fund


Ladies and Gentlemen:

     We have acted as special Maryland counsel for The Lipper Funds, Inc., a Maryland corporation (the "Fund"), in connection with the issuance of shares of the Premier Shares, Retail Shares and Group Retirement Plan Shares of Lipper Merger Fund (the "Portfolio"), par value $.001 per share (each a "Class" and, collectively, the "Shares").

     As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus with respect to the Portfolio included in Post-Effective Amendment Nos. 10 and 12 to the Fund's Registration Statement on Form N-1A, File Nos. 33-97984; 811-9108 (the "Registration Statement"), substantially in the form in which it is to be filed with the Securities and Exchange Commission (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.



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The Lipper Funds, Inc.
June 25, 2001
Page 2



     Based on such examination, we are of the opinion that the Shares of the Portfolio to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of Shares of each Class of the Portfolio authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

     This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

     This opinion may not be relied upon by any other person or for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information supplementing the Prospectus under the caption "Counsel". We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.


                                            Very truly yours,


                                            /s/ VENABLE, BAETJER AND HOWARD, LLP